Exhibit 10.24

Summary of Loan Agreement

Loan from Shuangyang Rural Credit

On May 12, 2007, Taihong entered into a loan agreement with Shuangyang Rural Credit. Pursuant to such loan agreement, Shuangyang Rural Credit loaned Taihong $945,895 at an interest rate of 8.76% per annum on all outstanding principal. Taihong is obligated under such loan agreement to pay interest monthly and repay the loan on its maturity date, October 12, 2008. We use the loan to finance the purchase of raw materials. The loan is secured by the plant and equipment of Taihong with a net book value of $1,180,271 as of June 30, 2008. There are no material covenants, conditions or restrictions in Taihong’s loan agreements with Shuangyang Rural Credit.